Exhibit 99.1

Aeva, Inc. and InterPrivate Acquisition Corp. Announce $200 Million Investment from Sylebra Capital in Support of Business Combination

- Follow-On PIPE Significantly Exceeds Minimum Cash Requirement to Complete Business Combination

- Gross Proceeds at Merger Closing in Q1 2021 Expected to Exceed $560M1

- Funding Accelerates Aeva’s Expansion in Automotive, Consumer and Industrial Markets

MOUNTAIN VIEW, Calif., Jan. 4, 2021 /PRNewswire/ -- Aeva, Inc. (“Aeva” or the “Company”), a leader in next generation 4D LiDAR sensing and perception systems, and InterPrivate Acquisition Corporation (“InterPrivate”) (NYSE: IPV), announced today that Sylebra Capital (“Sylebra”), the global technology investment firm, has entered into an investment agreement to support the expected business combination between Aeva and InterPrivate.

Under the terms of the agreement, Sylebra, a current holder of InterPrivate common stock, has committed to purchase an additional $200 million of InterPrivate common stock in connection with the expected closing of the business combination. Sylebra has also entered into a one-year lock-up agreement on the majority of its investment, and will vote all eligible shares in favor of the transaction.  The investment significantly exceeds the minimum cash requirement contemplated by the business combination agreement, paving the way for the completion of the transaction in Q1 2021.

“This investment by Sylebra provides a major vote of confidence in Aeva’s business model and growth plans.  Proceeds from this investment will further accelerate our ability to capitalize on customer demand for Aeva’s industry-leading 4D LiDAR on a chip technology in the automotive, consumer, and industrial markets,” said Soroush Salehian, Co-Founder and CEO at Aeva.

“We founded Sylebra with the vision of backing innovative companies that have the potential to become category leaders in large, addressable markets where fundamental technology differentiation will ultimately make them ubiquitous,” said Dan Gibson, Sylebra’s Chief Investment Officer. “We have conducted thorough diligence on the LiDAR and perception industry and believe that Aeva’s approach is best-in-class. We are impressed with what Mina, Soroush and their team have built and we are excited to be part of this journey,” he added.

Ahmed Fattouh, Chairman & CEO of InterPrivate added, “We are excited to welcome Sylebra as a long-term investment partner.  The combined proceeds from this financing, the previously announced private placement, and InterPrivate’s cash in trust are now expected to exceed $560 million.  Upon closing, Aeva will have a strong balance sheet to pursue strategic opportunities to realize mass market adoption.”

About Aeva

Founded in 2017 by former Apple engineers Soroush Salehian and Mina Rezk, and led by a multidisciplinary team of engineers and operators, Aeva is building the next-generation of sensing and perception for autonomous vehicles and beyond. Aeva is backed by Adage Capital, Porsche SE, Lux Capital and Canaan Partners, amongst others.

1 All dollar amounts included in this press release assume there are no redemptions from the InterPrivate trust account in connection with the closing of the business combination.

Aeva is currently working with 30 of the top OEM and automotive industry players, has received strategic investments from Porsche SE, the majority shareholder of VW Group, and has partnered with some of the largest Tier 1 automotive suppliers, including a production partnership with ZF.

In November 2020, Aeva announced it entered into a definitive agreement to merge with InterPrivate Acquisition Corp (NYSE: IPV), a publicly traded special purpose acquisition company, in the first quarter of 2021. The combined company is expected to be listed on the New York Stock Exchange under the ticker symbol, “AEVA”.   For more information, visit www.aeva.com.

About InterPrivate Acquisition Corp.

InterPrivate is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities.  InterPrivate is controlled by affiliates of Ahmed M. Fattouh, Chairman and Chief Executive Officer, and InterPrivate LLC, a private investment firm founded by Mr. Fattouh that invests on behalf of a consortium of family offices in partnership with independent sponsors from the private equity and venture capital industries. InterPrivate focused its efforts on evaluating business combination targets by leveraging InterPrivate’s network of independent sponsors, family offices and private equity and venture capital firms. InterPrivate is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012.  For more information, visit www.ipvspac.com.

About Sylebra

Founded in 2011, Sylebra is a global investment manager specializing in technology, media and telecommunications (TMT) companies in the early stages of their life cycle, where greater technology innovation has the power to create new markets and disrupt existing ones.

Sylebra seeks to cut through the complex, dynamic and rapidly evolving space to generate portfolios of differentiated ideas with the desired outcome of delivering high absolute returns, high alpha and low correlation.

Sylebra is led by Chief Investment Officer, Dan Gibson and currently manages ~$4 billion on behalf of sophisticated institutions around the world, from pre-eminent endowments and foundations to major pension funds.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Aeva and InterPrivate, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the services offered by Aeva and the markets in which it operates, and Aeva’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of InterPrivate’s securities, (ii) the risk that the transaction may not be completed by InterPrivate’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by InterPrivate, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the business combination agreement by the stockholders of InterPrivate and Aeva, the satisfaction of the minimum trust account amount following redemptions by InterPrivate’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the agreement and plan of merger, (vi) the effect of the announcement or pendency of the transaction on Aeva’s business relationships, performance, and business generally, (vii) risks that the proposed transaction disrupts current plans of Aeva and potential difficulties in Aeva employee retention as a result of the proposed transaction, (viii) the outcome of any legal proceedings that may be instituted against Aeva or against InterPrivate related to the agreement and plan of merger or the proposed transaction, (ix) the ability to maintain the listing of InterPrivate’s securities on the New York Stock Exchange, (x) the price of InterPrivate’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Aeva plans to operate, variations in performance across competitors, changes in laws and regulations affecting Aeva’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xii) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Aeva operates, (xiii) the risk that Aeva and its current and future collaborators are unable to successfully develop and commercialize Aeva’s products or services, or experience significant delays in doing so, (xiv) the risk that Aeva may never achieve or sustain profitability; (xv) the risk that Aeva will need to raise additional capital to execute its business plan, which many not be available on acceptable terms or at all; (xvi) the risk that the post-combination company experiences difficulties in managing its growth and expanding operations, (xvii) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations, (xviii) the risk of product liability or regulatory lawsuits or proceedings relating to Aeva’s products and services, (xix) the risk that Aeva is unable to secure or protect its intellectual property and (xx) the risk that the post-combination company’s securities will not be approved for listing on the New York Stock Exchange or if approved, maintain the listing. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of InterPrivate’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the registration statement on Form S-4 and proxy statement/consent solicitation statement/prospectus discussed below and other documents filed by InterPrivate from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Aeva and InterPrivate assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Aeva nor InterPrivate gives any assurance that either Aeva or InterPrivate will achieve its expectations.

Additional Information and Where to Find It

This press release relates to a proposed transaction between Aeva and InterPrivate. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transaction, InterPrivate filed a registration statement on Form S-4 with the SEC on December 3, 2020, which included a proxy statement of InterPrivate, a consent solicitation statement of Aeva and a prospectus of InterPrivate. The proxy statement/consent solicitation statement/prospectus will be sent to all InterPrivate and Aeva stockholders. InterPrivate also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of InterPrivate and Aeva are urged to read the registration statement, the proxy statement/consent solicitation statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the proxy statement/consent solicitation statement/prospectus and all other relevant documents filed or that will be filed with the SEC by InterPrivate through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by InterPrivate may be obtained free of charge from InterPrivate’s website at https://ipvspac.com/ or by written request to InterPrivate at InterPrivate Acquisition Corp., 1350 Avenue of the Americas, New York, NY 10019.

Participants in the Solicitation

InterPrivate and Aeva and their respective directors and officers may be deemed to be participants in the solicitation of proxies from InterPrivate’s stockholders in connection with the proposed transaction. Information about InterPrivate’s directors and executive officers and their ownership of InterPrivate’s securities is set forth in InterPrivate’s filings with the SEC, including InterPrivate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 30, 2020. To the extent that holdings of InterPrivate’s securities have changed since the amounts printed in InterPrivate’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/consent solicitation statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Press Contacts

Investors:

Andrew Fung
investors@aeva.ai

Media:

Michelle Chang
press@aeva.ai

Charlotte Luer
cluer@interprivate.com

SOURCE InterPrivate Acquisition Corp. & Aeva, Inc.